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                                                                    EXHIBIT 10.2


                AMENDMENT OF 1991 NONQUALIFIED STOCK OPTION PLAN


                               AMENDMENT NO. 5 TO
                     1991 NONQUALIFIED STOCK OPTION PLAN OF
                           AMERICAN HOMEPATIENT, INC.


     Amendment No. 5 to 1991 Nonqualified Stock Option Plan (the "Plan") of American HomePatient, Inc. (the "Corporation") as approved by the Board of Directors of the Corporation on March 7, 1996, and as approved by the Shareholders of the Corporation on May 14, 1996.

     The Plan shall be amended by deleting paragraph 3 thereof and replacing it with a new number 3 so that, as amended, said paragraph 3 shall be and read as follows:

     3. Stock Subject to the Plan. There will be reserved for issuance upon the exercise of Options 1,841,650 shares of Common Stock, which will be authorized and unissued Common Stock. If an Option expires or terminates for any reason without being exercised in full, the shares subject thereto which have not been purchased will again be available for purposes of the Plan. The number of shares as to which Options may be granted under the Plan will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the Common Stock or any spin-off, spin-out or other significant distribution of assets of stockholders for which the Corporation receives no consideration. In the event that there is an insufficient number of authorized shares of Common Stock available to allow exercise of the Options on the date of any grant hereunder, such Options will not be exercisable until there are sufficient shares of Common Stock authorized for issuance.

                                                              -End of Amendment-